Exhibit 99.1

HCI Group Announces Settlement Method for Conversions of its 3.875%

Convertible Senior Notes due 2019; Financial Outcomes Discussed

Tampa, Fla. – November 7, 2018 – On November 6, 2018, HCI Group, Inc. (NYSE:HCI) hosted an earnings conference call during which its chief executive officer and chief financial officer discussed the company’s results for the three and nine months ended September 30, 2018. During the call, Chief Financial Officer Mark Harmsworth announced that the company has elected the physical settlement method for conversions of its 3.875% Convertible Senior Notes due 2019 occurring on or after January 1, 2019. All such conversions, if any, will be settled by delivery of shares of HCI common stock. Conversions will occur solely at the discretion of note holders. The current conversion price is approximately $62. The convertible notes become due and payable on March 15, 2019.

Mr. Harmsworth also discussed the financial outcomes of settling the debt with stock or cash. If settled in stock, the company’s book value per share is expected to increase between $5 and $6 over what it would otherwise be. If, on the other hand, the company repays the approximately $89 million in convertible debt with cash, the company’s fully-diluted earnings per share is expected to increase thereafter by between 8 and 12 cents per quarter or 32 to 48 cents annually over what it otherwise would be. Mr. Harmsworth emphasized that the company has sufficient cash set aside for this repayment.

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 Index and S&P SmallCap 600 Index. HCI Group, Inc. regularly publishes financial and other information in the Investor Information section of the company’s website. For more information about HCI Group and its subsidiaries, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example, a catastrophic event could require the company to pay insurance claims and diminish its capacity to repay the convertible debt. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Senior Vice President of Investor Relations

HCI Group, Inc.

Tel (813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Matt Glover and Najim Mostamand, CFA

Liolios Group, Inc.

Tel (949) 574-3860

HCI@liolios.com

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